UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FS KKR CAPITAL CORP. II

(Name of Registrant as Specified In Its Charter)

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June 19, 2020

Dear Shareholders,

FS KKR Capital Corp. II (the Fund or FSKR) listed its common shares on the New York Stock Exchange (NYSE) on June 17, 2020. We believe a listing creates optionality for all stakeholders, including the Fund, its shareholders and its portfolio companies.

Following the listing, we wanted to respond in a timely manner to some of the most frequently asked questions we have received. In addition to the information below, please visit www.FSproxy.com for an extensive library of resources to help address your questions.

Why list now?

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Potential to unlock over $1 billion in available borrowings: On June 18, 2020, FSKR received shareholder approval to increase FSKR’s permitted regulatory leverage from 1:1 (debt to equity) to 2:1, which is expected to provide the Fund with the opportunity to access over $1 billion in available borrowings.

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This capital could be strategically deployed in an effort to support FSKR’s existing portfolio companies and take advantage of opportunities created by the market disruption due to, among other things, COVID-19.

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The combination of the Fund’s available borrowings and relatively low level of leverage (0.76x debt-to-equity on a net basis as of March 31, 2020) may not only serve as a competitive advantage compared to many public BDC peers, but may also provide a path to enhancing the Fund’s dividend yield and return on equity over the long term.

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Shareholder desire for liquidity: While we do not believe FSKR’s share price on the day of the listing reflected the portfolio’s fundamental value, we recognize there was investor demand for liquidity based on the level of participation in the quarterly tender offers of the non-traded funds that merged in December 2019. Following the merger, the combined company was renamed FS KKR Capital Corp. II.

How was the initial trading price determined?

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Unlike an initial public offering (IPO) in which a company typically issues new shares to investors within a predetermined price range, FSKR listed its existing shares held by current shareholders on the NYSE.

•	The trading price was ultimately determined based on supply/demand for the shares as opposed to a predetermined listing price.

•	On the morning of the listing, FSKR’s third-party market specialist aggregated buy and sell orders as part of the price discovery process.

•	As the bid-ask spread narrowed and indications of interest from buyers held in a tight range, the first trade was executed at approximately 12:15 p.m. at $13.75 per share.

•	On the day of the listing, the shares closed at $14.30 per share, with 4.3 million shares traded (approximately 2.5% of total shares outstanding as of that date).

Why did the shares trade below FSKR’s net asset value?

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Business development companies (BDCs) tend to trade in relation to their net asset value per share. BDCs generally trade at a premium when the trading price is higher than net asset value per share and at a discount when the trading price is lower than net asset value per share.

•	There are many factors that can contribute to a BDC trading at either a premium or discount to its net asset value per share, including supply and demand for the BDC’s shares.

•	Following the 4:1 reverse stock split completed shortly prior to the listing, FSKR’s adjusted net asset value per share as of March 31, 2020 was $24.68.

•	While we understand investors’ desire for liquidity, we believe many investors have sought liquidity irrespective of the Fund’s net asset value.

201 Rouse Boulevard

Philadelphia, PA 19112

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For example, based on FSKR’s closing price of $14.30 per share on June 17, FSKR’s dividend yield was approximately 17% (based on FSKR’s second quarter 2020 post-reverse split distribution amount per share of $0.60, annualized for a full year ($2.40 per share), which implies that approximately 20% of FSKR’s portfolio has no value. We do not believe that is a true reflection of fundamental performance.

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For context, non-accruals (investments where there is a reasonable doubt that the interest income will not be collected) were 5.7% as of March 31, 2020 based on fair value. We continue to work with the management teams and equity owners of these companies to maximize shareholder value for our investors. This can be achieved in a few ways, including working with the companies’ equity owners to provide additional capital, extending the maturity of debt, providing additional financing or restructuring our investment.

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As previously disclosed, the Fund and affiliates and employees of the owners of FS/KKR Advisor have committed capital that may be deployed from time to time to purchase FSKR’s and FS KKR Capital Corp.’s (FSK) shares in the secondary market. The previously disclosed share repurchase plan and investment funds include:

•	$100 million FSKR share repurchase plan

•	$350 million co-investment vehicle for FSK and FSKR with $100 million initially allocated to purchase FSKR shares

•	Funded by $100 million in commitments from affiliates of FS Investments and KKR, with $250 million provided by a single institutional investor

•	$124 million co-investment vehicle that may purchase shares of FSKR and/or FSK

•	$18 million funded by employees and affiliates of the owners of FS/KKR Advisor

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There can be no assurance as to the timing or amount of purchases of FSKR’s shares by FSKR or the investment funds, or whether FSKR or either of the investment funds will purchase any shares of FSKR at all.

What are my options?

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Hold: There is no requirement to take action. Investors may continue to hold their shares. If they do so, investors will remain entitled to receive any distributions that the Fund may declare in the future.

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Buy: Investors may also purchase shares through their broker or, if the shares are held directly, can use the information provided in a Direct Registration Transaction Advice form to move shares to a brokerage account. DRTA forms have been mailed to investors. Please visit www.FSproxy.com or call FS Investments toll-free at 877-628-8575 for more information.

•	Sell: Investors who wish to sell their shares may do so through their broker or by following the instructions noted above for directly held shares.

If you have further questions, please contact our Client Relations team at 1-877-628-8575, Monday–Friday, 8 AM to 5 PM CT.

Sincerely,

FS Investments